UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION

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Soliciting Materials Pursuant to Section 240.14a-12

Central Vermont Public Service Corporation
(Name of Registrant as Specified In Its Charter)
N/A
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The following is an employee communication issued by Central Vermont Public Service Corporation (“CVPS”) on September 2, 2011.

Fellow employees:

CVPS and Gaz Métro today took an important step forward related to the sale of the company, filing a petition seeking Public Service Board approval.  This formally begins the state’s review process.  We will make additional filings with other regulators that must approve the sale in the coming days.

The joint filing with the PSB, the key regulator in this instance, includes testimony on the benefits to customers and the general good of the state of Vermont, including the commitment that customers will receive $144 million of the total savings over the first ten years, with the full savings continuing to flow to customers into the future.  The filing reiterated that the savings will be achieved through natural retirements and turnover without layoffs, other than some executive officers. The joint press release is attached.

As always, if you have questions about the sale, please send them to Christine Rivers or your supervisor, and we will do our best to respond in a timely way.

Also, I wanted to take this opportunity to thank each and everyone of you for your extraordinary efforts during the clean-up from hurricane Irene. I’ve been amazed at how quickly and effectively CV mobilized to help our customers. It’s made me proud to be part of the CV team!

Larry Reilly
President and CEO

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the stockholders of CVPS for their consideration.  In connection therewith, CVPS filed a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement has been mailed or delivered to CVPS’s stockholders. In addition, stockholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of stockholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011 and which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this communication that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Some of the factors that could cause actual results to differ materially from those expressed in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Gaz Métro; the outcome of any legal proceedings that may be instituted against CVPS and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.

These and other risk factors are detailed in CVPS' Securities and Exchange Commission filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this communication. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this communication.